Exhibit 10(k)

AMENDMENT NUMBER TWO
TO THE

PULTEGROUP, INC.
2013 STOCK INCENTIVE PLAN
WHEREAS, PulteGroup, Inc., a Michigan corporation (the “Company”), maintains the PulteGroup, Inc. 2013 Stock Incentive Plan (the “Plan”); and
WHEREAS, pursuant to Section 5.2 of the Plan, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation; and
WHEREAS, based on a review of applicable tax withholding standards, the Board has authorized an amendment of the Plan.
NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as December 3, 2020, as follows:

The penultimate sentence of Section 5.5 of the Plan is hereby deleted and such Section shall now read as follows:

e.Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any Common Shares or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole Common Shares which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Common Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole Common Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Any fraction of a Common Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.